As Filed with the Securities and Exchange Commission on March 20, 2025

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

Context Therapeutics Inc.
(Exact name of registrant as specified in its charter)

______________________

Delaware	86-3738787
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

2001 Market Street, Suite 3915, Unit #15
Philadelphia, Pennsylvania	19103
(Address of Principal Executive Office)	(Zip Code)

Context Therapeutics Inc. 2021 Long-Term Performance Incentive Plan
Stock Option Agreement (Inducement Grant)
(Full titles of the plans)

Martin Lehr
Chief Executive Officer
Context Therapeutics Inc.
2001 Market Street, Suite 3915, Unit#15
Philadelphia, Pennsylvania 19103
(267) 225-7416
(Name, address, telephone number, including area code, and zip code, of agent for service)

Copies to:
Walter J. Mostek, Esq.
Griffin D. Foster, Esq.	Alex Levit
Faegre Drinker Biddle & Reath LLP	Chief Legal Officer
One Logan Square	2001 Market Street, Suite 3915, Unit#15
Philadelphia, Pennsylvania 19103	Philadelphia, Pennsylvania 19103
Tel.: (215) 988-3330	Tel.: (267) 225-7416

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging Growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

2021 Long-Term Performance Incentive Plan

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional 3,588,167 shares of common stock, par value $0.001 per share (“Common Stock") of Context Therapeutics Inc. (the "Registrant"), issuable pursuant to the Context Therapeutics Inc. 2021 Long-Term Performance Incentive Plan (the “2021 Plan”). These additional shares of common stock have become reserved for issuance as a result of the operation of the “evergreen” provision in the 2021 Plan, which provides that the total number of shares subject to such plan will be increased on the first day of each fiscal year pursuant to a specified formula or will be increased to such lesser total number of shares as may be determined by the Registrant's Board of Directors with respect to the 2021 Plan. Pursuant to General Instruction E of Form S-8, the contents of the previous Registration Statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) on October 20, 2021 (File No. 333-260385), March 23, 2022 (File No. 333-263789), March 22, 2023 (File No. 333-270759), and March 21, 2024 (File No. 333-278127) to the extent not otherwise amended or superseded by the contents hereof, are incorporated by reference into this Registration Statement.

Inducement Awards

This Registration Statement is also being filed for the purpose of registering shares of Common Stock issuable upon the exercise of stock option awards granted to employees of the Registrant to induce each such employee to accept employment with the Registrant (collectively, the “Inducement Awards”). The Inducement Awards were granted as detailed below:

•a stock option award to purchase 202,170 shares of Common Stock granted on August 1, 2024;
•a stock option award to purchase 67,005 shares of Common Stock granted on August 1, 2024;
•a stock option award to purchase 41,878 shares of Common Stock granted on August 12, 2024;
•a stock option award to purchase 6,354 shares of Common Stock granted on August 12, 2024;
•a stock option award to purchase 4,000 shares of Common Stock granted on February 18, 2025; and
•a stock option award to purchase 42,000 shares of Common Stock granted on February 24, 2025

The Inducement Awards were approved by the Registrant’s Board of Directors in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4) and were granted outside of the 2021 Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 20, 2025;
(b) the Registrant’s Current Reports on Form 8-K filed with the Commission on January 13, 2025, January 14, 2025, and February 28, 2025 (except Item 2.02 and Exhibit 99.1); and

(c) the description of the Common Stock contained in our registration statement on Form 8-A (File No. 001-40654) filed with the Commission on July 23, 2021, including any amendment or report filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers

As a Delaware corporation, the Company is subject to the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).

Section 145(a) of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action if the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145 of the Delaware General Corporation Law further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

The Company’s amended and restated bylaws authorize the indemnification of its officers and directors, consistent with Section 145 of the Delaware General Corporation Law.

Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director or officer for violations of the director’s or officer's fiduciary duty, except (i) for any breach of the director’s or officer's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchase or redemptions, (iv) for any transaction from which a director derived an improper personal benefit or (v) for an officer in any action by or in the right of the corporation.

The Company’s amended and restated certificate of incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty.

The Company has entered into indemnification agreements with each of its directors and officers. These indemnification agreements may require the Company, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of the Company’s directors or officers, or any of the Company’s subsidiaries or any other company or enterprise to which the person provides services at the Company’s request.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 8. Exhibits.

A list of the exhibits required to be filed as a part of this Registration Statement on Form S-8 is set forth in the Exhibit Index, which follows, and is incorporated herein by reference.

EXHIBIT INDEX
Exhibit	Description
Number
4.1
Amended & Restated Certificate of Incorporation of Context Therapeutics Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-40654), as filed with the SEC on September 17, 2024).

4.2
Amended & Restated Bylaws of Context Therapeutics Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K (File No. 001-40654), as filed with the SEC on March 21, 2024).

5.1*	Opinion of Faegre Drinker Biddle & Reath LLP.
10.1
Context Therapeutics Inc. 2021 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-256572), as filed with the SEC on May 27, 2021).

10.2
Form of Stock Option Agreement (Inducement Grant) of Context Therapeutics Inc. (incorporated by reference to Exhibit 10.5 to the Company's Quarterly Report on 10-Q (File No. 001-40654), as filed with the SEC on August 7, 2024).

23.1*	Consent of CohnReznick LLP, independent registered public accounting firm.
23.2*	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to this registration statement on Form S-8).
107*	Filing Fee Table

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Philadelphia, State of Pennsylvania, on the 20th day of March, 2025.

Context Therapeutics Inc.

By: /s/ Martin A. Lehr
Martin A. Lehr
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Martin Lehr and Jennifer Minai-Azary, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with power to act without any other and with full power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers, to sign any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement that is to be effective upon filing under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Martin Lehr	Chief Executive Officer and Director	March 20, 2025
Martin Lehr	(principal executive officer)
/s/ Jennifer Minai-Azary	Chief Financial Officer	March 20, 2025
Jennifer Minai-Azary	(principal financial and accounting officer)
/s/ Andy Pasternak	Chairman of the Board and Director	March 20, 2025
Andy Pasternak
/s/ Philip Kantoff	Director	March 20, 2025
Philip Kantoff

/s/ Karen Smith	Director	March 20, 2025
Karen Smith
/s/ Jennifer Evans Stacey	Director	March 20, 2025
Jennifer Evans Stacey

/s/ Luke Walker	Director	March 20, 2025
Luke Walker

/s/ Linda West	Director	March 20, 2025
Linda West